EXHIBIT 10.01
August 22, 2005
John Ratliff
4741 Sharpstone Lane
Raleigh, NC 27615
Re: Purchase of Pharma Shares
Dear John,
On July 15, 2004 you were offered the opportunity to purchase shares of common stock of Pharma Services Holding, Inc. for $0.2438 per share. In connection with the tax liability to you resulting from your purchase of the shares, Quintiles will pay to you the amount of $109,288.67. You remain responsible for any further tax liability whether or not this additional payment to you fully addresses your tax liability.
We recommend that you seek advice from your personal tax advisor regarding the payment.
If you have any questions, please contact me at 919-998-2018.
Sincerely,
Nicky Rousseau
V.P., Global Compensation and Benefits